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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): May 28, 2002


                                   LIBBEY INC.
             (Exact name of registrant as specified in its charter)


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
DELAWARE                            1-12084                        34-1559357
(State of Incorporation)    (Commission File Number)  (IRS Employer Identification No.)


         300 MADISON AVENUE                                          43604
         TOLEDO, OH                                                (Zip Code)
(Address of principal executive offices)
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         Registrant's telephone number, including area code:  (419) 325-2100









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ITEM 5 - OTHER INFORMATION

10b5-1 program

Libbey Inc. announced today that certain members of its executive management team have decided to enter into trading plans under Rule 10b5-1 of the Securities and Exchange Act of 1934.

In August of 2000, the Securities and Exchange Commission adopted Rule 10b5-1. That rule recognizes the creation of formal programs under which executives and other "insiders" may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into before the plan participants become aware of material nonpublic information and that otherwise comply with the requirements of Rule 10b5-1.

The Libbey Inc. executives entering into Rule 10b5-1 trading plans are John F. Meier, Chairman and Chief Executive Officer, Richard I. Reynolds, Executive Vice President and Chief Operating Officer, Arthur H. Smith, Vice President and General Counsel and Kenneth G. Wilkes, Vice President and Chief Financial Officer. The plans call for selling up to an aggregate of 434,920 shares of common stock over a predetermined period of time without subsequent control over the timing of specific transactions by the plan participants. The plans expire in January and February of 2003.

As of May 23, 2002, the above mentioned executives had beneficial ownership in excess of an aggregate of 824,000 shares. Under each plan, an independent broker will execute the trades pursuant to selling parameters established by the plan participant when entering into the plan without further direction from the participant. In addition, participants are not allowed to sell shares outside their respective plans while they are in effect.

The plans for these executives will relate to stock issuable pursuant to the exercise of stock options that were granted at or around the time Libbey Inc. went public in June 1993. These options expire without value during 2003 unless exercised and it is anticipated that the trading plans will provide for the sale of these shares in a methodical manner over time.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   LIBBEY INC.
                                   Registrant


Date:  May 28, 2002                       /s/ Kenneth G. Wilkes
       ---------------------              -------------------------------------
                                          Kenneth G. Wilkes
                                          Vice President and Chief
                                          Financial Officer